EXHIBIT 10.10

i.d.i.gear

Innovative Designs, Inc.

August 27, 2007

I, Dean Koulocouris, am lending Innovative Designs, Inc the amount of $40,000 Dollars, for a period of 90 days, at an interest rate of 10%. This loan is to assist in funding purchase order #104072.

Repayment of $44,000, interest included, will be made within 90 days from the above referenced date.

Dean Koulocouris

Joseph Riccelli, CEO

223 North Main St., Suite 1
Pittsburgh, PA 15215
voice: 412-[illegible]
fax: 412-[illegible]